SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT is made this Sixteenth day of June, 2005, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), and VERTICALNET, INC., a Pennsylvania corporation (“Tenant”).

BACKGROUND:

A. Landlord and Aatlas Commerce, Inc., a Delaware corporation (“Aatlas”), entered into a Lease Agreement dated January 12, 2000 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated April 13, 2000 (the “First Amendment”), covering premises containing approximately 4,772 rentable square feet (the “Original Space”) known as Suite 120 located in Landlord’s building (the “Building”) at 400 Chesterfield Parkway, Malvern, Pennsylvania, as more fully described in the Original Lease.

B. Aatlas changed its name to Atlas Commerce, Inc. (“Atlas”).

C. Pursuant to the terms of a certain Agreement Assigning and Terminating Lease Agreements and Releasing Parties dated January 16, 2003 by and among Landlord, Tenant and Atlas (the “Assignment and Termination Agreement”), Atlas assigned all of its right, title and interest in the Original Lease and the First Amendment to Tenant and the Original Lease and First Amendment were further amended (the Original Lease, as amended by the First Amendment and the Assignment and Termination Agreement, is hereinafter referred to collectively as the “Lease”).

D. Pursuant to the Assignment and Termination Agreement, the Lease was to be terminated on or before May 31, 2003 (the “Termination Date”), subject to the right of Tenant to extend the Termination Date on a quarterly basis thereafter.

E. Tenant has extended the Termination Date to August 31, 2005.

F. Tenant desires to increase the amount of space leased in the Building and to extend the term of the Lease and Landlord has agreed to such increase and extension subject to the provisions of this Second Amendment.

G. Landlord and Tenant have agreed that, in order to satisfy Tenant’s space needs, Tenant will be required to vacate the Original Space and lease other space in the Building.

H. Accordingly, Landlord and Tenant desire to amend the Lease.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound hereby, agree that the Lease is amended as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord Suite 120 of the Building containing approximately 7,947 rentable square feet, as more fully described in Exhibit “A” attached hereto (the “Relocation Space”), on the terms set forth in this Second Amendment. Within fifteen (15) days following the Effective Date (as hereinafter defined), Landlord’s architect shall measure the Relocation Space and determine the rentable area of the Relocation Space. In the event that the rentable area of the Relocation Space so determined shall vary from that set forth in this paragraph 2, then (i) all amounts set forth in this Second Amendment based upon the rentable area of the Premises (including without limitation the monthly and annual Minimum Rent, Estimated Annual Operating and Electrical Expenses and Tenant’s Proportionate Share) shall be appropriately adjusted, and (ii) Landlord and Tenant shall execute an amendment or other written agreement setting forth the revised rentable area of the Premises and such adjustments.

3. Landlord shall, at its sole cost and expense (except as expressly otherwise set forth in this Section 3), complete the Relocation Space in accordance with the plan of improvements and scope of work attached as Exhibit “B” and the specifications attached as Exhibit “C”. Such improvements shall be completed at Landlord’s cost and expense, except that back-up power generation, supplemental HVAC and Tenant’s voice/data/security installation shall be performed by Tenant at Tenant’s sole cost and expense. All necessary construction shall be substantially completed and ready for use and occupancy by Tenant on the date that is five (5) weeks after Landlord’s receipt of a building permit for such work, subject to extension for delays due to any cause beyond the reasonable control of Landlord or Landlord’s contractors or suppliers. All construction shall be performed in a good and workmanlike manner and shall comply at the time of completion with all applicable Laws and Requirements of the governmental authorities having jurisdiction. The Relocation Space shall be deemed to be substantially complete when a certificate of occupancy for the Relocation Space has been issued by the appropriate governmental authority (if required) and all improvements to be made by Landlord pursuant to this Second Amendment have been completed, except for mutually agreed-upon punch-list items. Notwithstanding anything to the contrary set forth in this Section 3, costs incurred by Landlord to replace the existing carpet and vinyl cove base in two (2) private offices and two (2) conference rooms and to install carpet and vinyl cove base over the existing vinyl flooring in one (1) storage room, as shown on Exhibit “B”, together with interest on such costs at the rate of 10% per annum, shall be amortized over the extended Term of the Lease and such amounts shall be paid by Tenant, as additional rent, in equal monthly installments at the time and in the manner set forth in the Lease for payment of Minimum Annual Rent. New carpet and vinyl cove base shall be similar to the existing carpet and base in other areas of the Relocation Space and is specified in Exhibit “C”.

4. Upon the Effective Date (as hereinafter defined), Tenant shall vacate and surrender the Original Space (except for the portion thereof constituting a part of the Relocation Space) to Landlord, leaving it in the condition it is required to be surrendered under the Lease.

5. Upon the Effective Date (as hereinafter defined), Section 1(a) of the Lease defining “PREMISES” is amended by deleting the references to “4,772” approximate rentable square feet and “Suite 120” and inserting “7,947” and “Suite 120” in its place.

6. Section 1(c) of the Lease defining “TERM” is amended to extend the Term until the Expiration Date set forth in paragraph 7 below.

7. Section 1(c)(ii) of the Lease defining “EXPIRATION DATE” is amended to extend the Expiration Date to the date which is sixty (60) months after the first day of the first full calendar month after the Effective Date (as hereinafter defined).

8. Effective on the date (the “Effective Date”) which is the earlier of (a) the date of substantial completion of the Relocation Space, or (b) the date Tenant occupies the Relocation Space, the amount of the Minimum Annual Rent and the amount of the monthly installments under Section 1(d)(i) of the Lease defining “MINIMUM ANNUAL RENT” are deleted and the following are substituted therefor:

Relocation Space Lease Year	Per Rentable Square Foot Per Year	Annual	Monthly

1	$8.91	$70,807.80	$5,900.65

2	$9.41	$74,781.24	$6,231.77

3	$9.91	$78,754.80	$6,562.90

4	$10.41	$82,728.24	$6,894.02

5	$10.91	$86,701.80	$7,225.15

For purposes hereof, a Relocation Space Lease Year shall mean the period from the Effective Date through the succeeding 12 full calendar months (including for the first Relocation Space Lease Year any partial month from the Effective Date until the first day of the first full calendar month thereafter) and each succeeding 12 month period thereafter during the Term.

9. Effective on the Effective Date, Section 1(d)(ii) of the Lease defining “ANNUAL OPERATING AND ELECTRICAL EXPENSES” is deleted in its entirety and the following is substituted therefor:

“(ii) Estimated ‘ANNUAL OPERATING AND ELECTRICAL EXPENSES’: $64,764.00 (Sixty-Four Thousand Seventy Hundred Sixty-Four and 00/100 Dollars), payable in monthly installments of $5,397.00 (Five Thousand Three Hundred Ninety-Seven and 00/100 Dollars), subject to adjustment (§7(a)).”

“Estimated ‘ANNUAL ELECTRICAL EXPENSES’: $38,172.00 (Thirty-Eight Thousand One Hundred Seventy-Two and 00/100 Dollars), payable in monthly installments of $3,181.00 (Three Thousand One Hundred Eighty-One and 00/100 Dollars), subject to adjustment and reconciliation based upon actual readings of the submeter measuring electric usage in the server room of the Premises and based upon Tenant’s Proportionate Share of actual electric consumption for the Building, including the portion of the Premises other than the server room, and the Common Areas.”

10. Effective on the Effective Date, Section 1(e) of the Lease defining “PROPORTIONATE SHARE” is amended by deleting the reference to “20%” and inserting “34.37%” in its place.

11. Tenant and its Agents shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times during the period commencing two (2) weeks prior to the Effective Date, to enter the Relocation Space for the purpose of taking measurements and installing its furnishings and equipment, provided that Tenant does not interfere with or delay the work to be performed by Landlord, Tenant uses contractors and workers compatible with the contractors and workers engaged by Landlord, and Tenant obtains Landlord’s prior written consent.

12. Landlord shall confirm the Effective Date and the Expiration Date by executing a relocation space commencement certificate in the form attached as Exhibit “D”.

13. Sections 37, 38, 41 and 42 of the Lease are hereby deleted in their entirety.

14. Effective on the Effective Date, Sections 14, 15, 16 and 17 of the Assignment and Termination Agreement and, as to the Lease only, Section 20 thereof, shall be null and void and of no further force or effect.

15. Provided that Landlord has not given Tenant notice of default more than two (2) times after the Effective Date and that there then exists no event of default by Tenant under the Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, Tenant shall have the right and option, exercisable by giving Landlord a minimum of nine (9) months prior written notice thereof, to terminate the Lease at the expiration of the thirty-sixth (36th) full month after the Effective Date and by paying Landlord at the time of giving such notice an amount equal to (a) Twenty-Six Thousand Two Hundred Sixty-Four Dollars ($26,264.00) plus (b) the unamortized cost of the carpet and vinyl cove base referred to in paragraph 3 above. Tenant shall pay all Rent under the Lease and abide by all of the terms and conditions of the Lease through and including such early termination date. This paragraph 15 and the rights granted to Tenant hereunder shall automatically become null and void and of no further force or effect upon (a) Landlord and Tenant entering into an agreement to expand or reduce the number of rentable square feet leased under this Lease, or (b) Landlord’s receipt of written notice from Tenant exercising Tenant’s rights under paragraph 16 below.

16. (a) Provided that Landlord has not given Tenant notice of default more than two (2) times after the Effective Date and that there then exists no event of default by Tenant under the Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, Tenant shall be entitled to exercise the rights set forth below in this paragraph 16.

(b) If at any time during the term of this Lease Tenant desires to lease at least 35% more square footage than is then leased by Tenant under the Lease and such additional space is not available in the Building and Tenant enters into a lease with Landlord for such larger space in any of Landlord’s buildings in Great Valley Corporate Center or the Wayne/King of Prussia submarkets, Landlord agrees that, at Tenant’s request, Landlord will enter into an agreement with Tenant to terminate the Lease as of the commencement date of the lease for the larger space. Tenant shall comply with all the terms and conditions of the Lease through the Termination Date; thereafter neither party shall have any further rights or obligations under the Lease other than any obligations of Tenant or Landlord which by their terms survive the expiration or earlier termination of the Lease, including, without limitation, Tenant’s and Landlord’s obligation as required under Section 7(a) of the Lease entitled “Payment of Operating Expenses”.

(c) Tenant may notify Landlord in writing at any time during the Term that Tenant wishes to lease such larger amount of space. Landlord shall search its inventory of vacant office space at that time in the Great Valley Corporate Center or Wayne/King of Prussia submarkets, and shall determine whether it has vacant office space, not then committed to a particular tenant or under negotiation to a particular tenant or other prospect, that would be suitable for Tenant’s office needs as made known to Landlord at that time. Landlord shall respond to Tenant’s notice, within 10 business days after receipt of Tenant’s notice, by either identifying the vacant space in buildings that it owns that could be made available to Tenant, or advising Tenant that is currently has no space of the necessary size available.

(d) If Landlord’s notice indicates that particular space is available, then Landlord shall promptly meet with Tenant to inspect the available space. Landlord and Tenant shall then negotiate the proposed terms and conditions for the lease of the proposed new space which shall require, inter alia, a minimum five (5) year term, without an early termination option, Minimum Annual Rent at a market rate, but in any event not less than the rates payable hereunder from time to time during the remaining Term of the Lease, and other market terms. The parties shall at that time sign a new lease, or a lease amendment, that reflects the terms of the new arrangement that has been negotiated. Construction and occupancy will then take place as set out in that new lease or amendment.

(e) If Landlord has no comparable space available, then Landlord shall so notify Tenant, and Landlord shall have no further obligation with respect to Tenant’s notice. Absent a request, Landlord shall not have the affirmative obligation to search its inventory for comparable space for Tenant every time such space becomes available; however, Landlord may on its own initiative notify Tenant in writing when and if any such comparable space becomes available, and if Tenant is interested in such space in its sole discretion, then thereafter the procedure shall be as provided in subparagraph (d) above. Notwithstanding the above, Tenant may inquire from time to time as to the availability of additional space within Landlord’s portfolio of property.

(f) This right to request relocation is a one-time right if and when exercised by Tenant, is personal to Tenant and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party.

(g) This paragraph 16 and the rights granted to Tenant hereunder shall automatically become null and void and of no further force or effect upon Landlord’s receipt of written notice from Tenant exercising its option of early termination pursuant to paragraph 16 above.

17. The parties agree that they have dealt with no brokers in connection with this Second Amendment, except for CB Richard Ellis, Inc., whose commission shall be paid by Landlord pursuant to separate agreement. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Relocation Space and this Second Amendment from any other real estate brokers or agents with whom they may have dealt.

18. Tenant acknowledges and agrees that the Lease is in full force and effect and Tenant has no claims or offsets against Rent due or to become due hereunder.

19. Except as expressly modified herein, the Lease shall remain in full force and effect in accordance with its terms. Specifically, without limitation, in the event of any default by Tenant of any of its obligations under the Lease, as hereby amended, Landlord may pursue all remedies available under the Lease or otherwise at law or in equity. Accordingly, Tenant agrees to the following:

(a) When the Lease, as hereby amended, and the Term or any extension thereof shall have been terminated on account of any default by Tenant, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which the Lease, as hereby amended, or true and correct copies thereof shall be good and sufficient warrant. AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING. If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same default and upon any subsequent default(s) or upon the termination of the Lease or Tenant’s right of possession as herein set forth, to again confess judgment as herein provided, for which the Lease, as hereby amended, or true and correct copies thereof shall be good and sufficient warrant.

(b) If Tenant shall default in the payment of the Rent due hereunder and such default shall continue beyond applicable notice and/or cure periods herein contained, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania, upon an additional five (5) days’ prior written notice to Tenant, to appear for Tenant and to confess judgment against Tenant, and in favor of Landlord, for all sums due hereunder plus interest, costs and an attorney’s collection commission equal to the greater of 10% of all such sums or $1,000, for which the Lease, as hereby amended, or true and correct copies thereof shall be good and sufficient warrant. TENANT UNDERSTANDS THAT THE FOREGOING PERMITS LANDLORD TO ENTER A JUDGMENT AGAINST TENANT WITHOUT PRIOR WRITTEN NOTICE OR HEARING. ONCE SUCH A JUDGMENT HAS BEEN ENTERED AGAINST TENANT, ONE OR MORE WRITS OF EXECUTION OR WRITS OF GARNISHMENT MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING, AND, PURSUANT TO SUCH WRITS, LANDLORD MAY CAUSE THE SHERIFF OF THE COUNTY IN WHICH ANY PROPERTY OF TENANT IS LOCATED TO SEIZE TENANT’S PROPERTY BY LEVY OR ATTACHMENT. IF THE JUDGMENT AGAINST TENANT REMAINS UNPAID AFTER SUCH LEVY OR ATTACHMENT, LANDLORD CAN CAUSE SUCH PROPERTY TO BE SOLD BY THE SHERIFF EXECUTING THE WRITS, OR, IF SUCH PROPERTY CONSISTS OF A DEBT OWED TO TENANT BY ANOTHER ENTITY, LANDLORD CAN CAUSE SUCH DEBT TO BE PAID DIRECTLY TO LANDLORD IN AN AMOUNT UP TO BUT NOT TO EXCEED THE AMOUNT OF THE JUDGMENT OBTAINED BY LANDLORD AGAINST TENANT, PLUS THE COSTS OF THE EXECUTION. Such authority shall not be exhausted by one exercise thereof, but judgment may be confessed as aforesaid from time to time as often as any of said rental and other sums shall fall due or be in arrears, and such powers may be exercised as well after the expiration of the initial term of the Lease and during any extended or renewal term of the Lease and after the expiration of any extended or renewal term of the Lease.

(c) The warrants to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to the Lease or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant’s obligations or expand the size of the Premises. Tenant waives any procedural errors in connection with the entry of any such judgment or in the issuance of any one or more writs of possession or execution or garnishment thereon.

(d) TENANT KNOWINGLY AND EXPRESSLY WAIVES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES AND (ii) ANY RIGHT WHICH TENANT MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A LEVY UPON OR ATTACHMENT OF TENANT’S PROPERTY OR THEREAFTER.

20. Notwithstanding anything in subsections 20(a) and (b) above to the contrary, Landlord will provide fifteen (15) days prior written notice prior to obtaining a writ of possession or writ of execution and Tenant is entitled to written notice of the entry of the judgment entered by confession, and thereafter thirty (30) days to respond, or as otherwise permitted by law.

21. This Second Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

LANDLORD:
LIBERTY PROPERTY LIMITED PARTNERSHIP

By:	Liberty Property Trust, Sole General Partner

	By:	/s/ James J. Mazzarelli, Jr.

Name: James J. Mazzarelli, Jr. Title: Senior Vice President, City Manager

TENANT:

VERTICALNET, INC.

By: /s/ Gene S. Godick

Name: Gene S. Godick Title: Executive Vice President and Chief Financial Officer

EXHIBIT “A”

PLAN SHOWING RELOCATION SPACE

TO BE ATTACHED

EXHIBIT “B”

PLAN OF RELOCATION SPACE IMPROVEMENTS AND SCOPE OF WORK

TO BE ATTACHED

EXHIBIT “C”

RELOCATION SPACE SPECIFICATIONS

TO BE ATTACHED

EXHIBIT “D”

RELOCATION SPACE COMMENCEMENT CERTIFICATE

VerticalNet, Inc.
400 Chesterfield Parkway
Malvern, PA 19355

RE:	Second Amendment to Lease Agreement For Premises located at 400 Chesterfield Parkway, Malvern, Pennsylvania Between Liberty Property Limited Partnership, as Landlord, and VerticalNet, Inc., as Tenant

This is to confirm the following with respect to the Second Amendment to Lease Agreement (the “Lease Amendment”):

1. 2. 3.	Date of Lease Amendment: Effective Date: Expiration Date:	, 2005 , 2005 , 2010

4. Rent and operating expenses due on or before the Effective Date for the period from the Effective Date until the first day of the next calendar month (Not applicable if the Effective Date is the first day of the calendar month):

Minimum Annual Rent:	$—
Annual Operating Expenses:	$—
TOTAL:	$—

Thereafter regular monthly payments due in the following amounts until adjusted in accordance with the Lease Amendment:

Monthly Rent Installment:	$—
Monthly Operating Payment:	$—
TOTAL MONTHLY PAYMENT:	$—

If you disagree with any of the information set forth above, please advise us in writing within five days of your receipt of this letter; otherwise the Effective Date and the Expiration Date of the Lease will be as set forth above.

Sincerely,

LANDLORD:
LIBERTY PROPERTY LIMITED PARTNERSHIP

By:	Liberty Property Trust, Sole General Partner
	By:	—
Name: James J. Mazzarelli, Jr.
Title: Senior Vice President, City Manager